United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

UNION FIRST MARKET BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (804) 633-5031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2012, Union First Market Bankshares Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Robert M. Gorman, effective as of July 17, 2012, pursuant to which the Company will employ Mr. Gorman as Executive Vice President and Chief Financial Officer. The following summary description is qualified in its entirety by reference to the Agreement, which is attached to this Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

The Agreement is effective July 17, 2012 and will expire on December 14, 2014; provided that on January 1, 2015 and on each January 1st thereafter (the “Renewal Date”), the Agreement will be automatically extended for an additional year, unless the Company gives written notice no later than September 30th before the Renewal Date that the employment term will not thereafter be extended.

Under the Agreement, Mr. Gorman’s initial annual base salary will be $250,000, which will be reviewed annually by the Company’s Board of Directors. Mr. Gorman will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined in accordance with the terms and conditions of the applicable management incentive plan adopted on an annual basis by the Board of Directors.

The Company may terminate Mr. Gorman’s employment at any time for “Cause” (as defined in the Agreement) without the Company’s incurring any additional obligations to him. If the Company terminates Mr. Gorman’s employment for any reason other than for “Cause” or if Mr. Gorman terminates his employment for “Good Reason” (as defined in the Agreement), the Company, as applicable, will generally be obligated to continue to provide the compensation and benefits specified in the Agreement for two years following the date of termination. Upon the termination of his employment, Mr. Gorman will be subject to certain noncompetition and nonsolicitation restrictions.

The Company also entered into a management continuity agreement (the “Continuity Agreement”) on July 17, 2012 with Mr. Gorman. The Agreement will terminate in the event that there is a change in control of the Company, at which time the Continuity Agreement will become effective and any termination benefits will be determined and paid solely pursuant to the Continuity Agreement.

In event of a change in control of the Company, the Company or its successor will continue to employ Mr. Gorman for a period of three years following the change in control with commensurate authority and responsibilities and compensation benefits. The Continuity Agreement also provides for certain benefits and payments to Mr. Gorman in the event of the termination of employment following a change in control. If his employment terminates without cause or for good reason (as such terms are defined in the Continuity Agreement), or if he terminates his employment during the 45-day period following the one-year anniversary of the change in control, Mr. Gorman is entitled to receive (i) a lump sum cash payment equal to 2.0 times the sum of his base salary, plus his highest annual bonus paid or payable for the two most recently completed years and (ii) the continuation of employee welfare benefits for 24 months following the date of termination. The severance benefits will be reduced to the extent necessary to avoid the imposition of the golden parachute excise taxes under Section 4999 of the Internal Revenue Code.

A copy of the Continuity Agreement is attached to this Form 8-K as Exhibit 10.2, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated July 17, 2012, by and between Union First Market Bankshares Corporation and Robert M. Gorman.

10.2	Management Continuity Agreement, dated July 17, 2012, by and between Union First Market Bankshares Corporation and Robert M. Gorman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION FIRST MARKET BANKSHARES CORPORATION

Date: July 20, 2012	By:	/s/ G. William Beale
G. William Beale
Chief Executive Officer